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FOR IMMEDIATE RELEASE                             CONTACT:  GREGORY A. SPRECHER
                                                          Senior Vice President
MONDAY, OCTOBER 02, 2000                             Telephone:  (808) 532-4133



                          ML MACADAMIA ORCHARDS, L.P.'S

                          EXCLUSIVE NUT PURCHASER SOLD

         Honolulu, Hawaii - On September 29, 2000, ML Macadamia Orchards, L.P. (NYSE = NUT) was informed that C. Brewer and Company, Ltd., the owner of Mauna Loa Macadamia Nut Corporation ("Mauna Loa"), had sold all of the stock in Mauna Loa to The Shansby Group, a San Francisco based private equity partnership. A press release issued by the parties indicates that the management team at Mauna Loa will continue in place.

         Mauna Loa is the largest macadamia nut processor and distributor in the world and is the exclusive purchaser of all of the Partnership's macadamia nuts under long-term nut purchase contracts. The long-term nut purchase contracts between Mauna Loa and the Partnership will remain in effect. However, since Mauna Loa's performance partly determines the price that the Partnership receives for its macadamia nuts, the Partnership has no way of knowing whether a change in Mauna Loa's ownership would enhance or diminish Mauna Loa's performance, and thus, affect the Partnership's returns.

         This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These include statements, among others, regarding the Partnership's current and future nut prices, which are based on certain assumptions and forecasts. The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q, and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

         ML Macadamia Orchards, L.P. is the world's largest grower of macadamia nuts, owning or leasing 4,169 acres of orchards on the island of Hawaii, where macadamia yields are the highest in the world.

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